Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”), is between Daniel W. Fisher (“Executive”) and Ball Corporation and its beverage and consumer packaging subsidiaries and affiliates (“Ball” or the “Company”), collectively referred to as the “Parties.”

I.RECITALS
A.Executive is currently employed by Ball on an at-will basis, meaning that either Ball or Executive may terminate the employment relationship at any time, with or without cause, and with or without advance notice.
B.On or about April 27, 2022, Executive and Ball entered into a Severance Benefit Agreement (“Severance Benefit Agreement”) that provides Executive with certain separation benefits upon a termination without cause in exchange for Executive’s execution of a certain release that is attached to the Severance Benefit Agreement as Exhibit 3(a)(iii).
C.Effective November 9, 2025 (the “Date of Termination”), the parties will separate from the employment relationship, and Ball has agreed to provide Executive with certain separation benefits that are greater than those set forth in the Severance Benefits Agreement upon a termination without cause subject to the terms and conditions set forth in this Agreement in order to effect a smooth transition.
D.The parties each desire to receive the benefits provided to them in this Agreement, to provide the consideration required of them in this Agreement, and to comply with their respective obligations under this Agreement.
II.AGREEMENT
1.Payments Upon Termination. Whether or not Executive executes this Agreement, the Company shall provide Executive with the following payments:
(a)	Executive will be paid Executive’s annual base salary (“Annual Base Salary”) through the Date of Termination, paid in the form of a lump sum within the time frame required by applicable law.
(b)	Executive will be paid an amount equal to Executive’s annual incentive compensation (“Annual Incentive Compensation”), calculated in accordance with the provisions of the Company’s Economic Value Added Incentive Compensation Plan (“Annual Incentive Compensation Plan”) or successor or other similar plan or plans in effect from time to time and subject to a time pro-rating reduction (reflecting time employed in the performance period); provided however, to the extent that Executive would not be otherwise entitled to the Annual Incentive Compensation thereunder by reason of failing to remain employed with the Company until the date specified under the Annual Incentive Compensation Plan or failing to satisfy a specified attained age, service or similar requirement, then such requirement shall not provide a basis for forfeiture of payment for such fiscal year in which termination occurs. This amount will be paid at such time as

Exhibit 10.1

amounts are regularly paid under the applicable plans but in no event later than March 15, 2026, unless otherwise provided pursuant to the terms of applicable effective deferral elections.
(c)	Executive will be paid a lump sum amount equal to twenty-four (24) months of the full premium amounts (employer and employee portions) for life, disability, accident and health insurance benefits at the coverage levels and rates in effect for the benefit of Executive as of the Date of Termination, as determined in the sole discretion of the Company. Such lump sum will be paid to Executive five (5) days following the date that is six (6) months following the Date of Termination.
(d)	Executive will be paid all accrued but unused vacation as of the Date of Termination; such payment shall be made within the time frame required by applicable law.
2.Consideration to Executive. Executive understands that in consideration for executing this Agreement and not revoking the same, he shall receive the following payments and benefits:
(a)	Upon this Agreement becoming fully effective with respect to the claims intended to be released thereby, including but not limited to claims under the ADEA, Executive will be paid, five (5) days following the date that is six (6) months following the date after Executive’s separation from service: (i) a lump sum amount, in cash, equal to two (2.0) times the sum of (x) Annual Base Salary in effect immediately prior to the Date of Termination, and (y) Executive’s Annual Incentive Compensation, calculated based on the Target Incentive Percent, as defined in the Annual Incentive Compensation Plan, established for the Executive, for the fiscal year in which the Date of Termination occurs, and (ii) the actuarial present value of all benefits under the Company’s defined contribution retirement plan(s), defined benefit pension plan(s) and any supplemental executive retirement plan(s) to which Executive would have been entitled had he remained in employment with the Company for an additional twenty-four (24) months, each, where applicable, at the rate of Annual Base Salary, and using the same assumptions and factors, in effect as of the Date of Termination, minus the actuarial present value of the benefits to which he is actually entitled under the abovementioned plans, as determined in the sole discretion of the Company.
(b)	Ongoing pro-rata vesting of (i) 2023 Long-Term Cash Incentive Compensation ($1,450,000), (ii) the 2024 Long-Term Cash Incentive Compensation ($1,607,500), (iii) the 2023 performance-contingent restricted stock units (“PC-RSUs”) (51,201 units) granted January 25, 2023, (iv) the 2024 PC-RSUs (57,544 units) granted January 24, 2024, (v) the Deposit Share Program restricted stock units granted June 15, 2022 (7,000 units), and (vi) the Deposit Share Program restricted stock units granted December 15, 2022 (7,000 units). Vesting / release of these awards will be subject to a time pro-rating reduction (reflecting time employed in the performance period), and to the applicable performance conditions, with vesting / release on the original schedule.

Exhibit 10.1

For the avoidance of doubt, all other outstanding Long-Term Incentive (LTI) awards will be treated in accordance with the terms set out in the applicable award agreements, with the result that they will be forfeited on the Date of Termination, with the exception of any vested but unexercised options which will be forfeited 30 days after the Date of Termination.

(c)	Executive understands and agrees that all payments or benefits made to Executive in accordance with this Agreement shall be subject to whatever payroll taxes or other deductions that the Company is required to make by law.
3.COBRA. Executive understands that he shall be given notice under separate cover of his right to elect to receive continuation coverage in Ball’s medical and dental plans pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at his own expense, and in all respects subject to the requirements, conditions and limitations of COBRA and such plans, which may be amended from time to time. Except as set forth above, Executive shall not be eligible to participate or continue to participate in any Executive benefit plans or programs of Ball or any of its parents, subsidiaries or other affiliates, including, but not limited to, Ball Corporation and, shall not receive any other compensation from Ball or any of the other Releasees.
4.Waiver & Release. Executive, on behalf of himself and his heirs, executors, administrators, successors, and assigns, hereby voluntarily, knowingly and willingly waives, releases, and forever discharges Ball and its parents, subsidiaries, affiliates, divisions, units and operations, including without limitation, Ball Corporation, together with each of their respective present and former directors, officers, shareholders, employees, executives and agents, and each of their predecessors, successors and assigns (the “Releasees”), from any and all complaints, claims, demands, damages, obligations, promises, agreements, actions, causes of action, or suits, of whatever kind or nature, known or unknown, suspected or unsuspected, which against them Executive has ever had, now have or hereafter may have arising from the beginning of time to the time Executive signs this Agreement. This Agreement includes, but is not limited to, any rights or claims relating in any way to Executive’s employment relationship with Ball, or the termination thereof, any rights or claims arising under any agreement or contract (including the Severance Benefits Agreement), statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Executive Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993 (“FMLA”); the Sarbanes Oxley Act of 2002; the Colorado Overtime and Minimum Pay Standards Order; the Colorado Anti-Discrimination Act; Colo. Rev. Stat. Ann. § 24-34-401 et seq.; the Colorado Equal Pay for Equal Work Act; the Colorado Healthy Families and Workplaces Act; the Colorado Paid Family and Medical Leave Insurance Act; the Colorado Employment Opportunity Act; the Colorado Chance to Complete Act; the Colorado Job Application Fairness Act; the Colorado Social Media and Workplace Law; and the Colorado Privacy Law, if applicable, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Ball or any of the other Releasees and Executive. By executing this Agreement, Executive represents and warrants that he has not previously filed or joined in any claims that are released in this Agreement and that Executive has not given or sold any portion of any claims released herein to anyone else, and that Executive will indemnify and

Exhibit 10.1

hold harmless the Company and the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such prior assignment or transfer.
5.Proprietary Information. Executive acknowledges that the Employee Proprietary Information Agreement he signed or affirmed remains in full force and effect. Executive agrees that he will continue to comply with his obligations set forth in such agreement and that Executive will hold in confidence and trust all confidential or proprietary business or technical information acquired or developed by him in connection with his employment with Ball or any predecessor company or affiliate of Ball, including trade secrets and know-how not generally known to the public, and including information received in confidence from Ball, any predecessor company or affiliate of Ball, and third parties. Executive agrees to take all reasonable precautions to ensure that such information is not disclosed to unauthorized persons or used in an unauthorized manner. Executive agrees that he shall not keep any documents or materials embodying or containing such information, and he represents that he has returned to Ball any such documents or materials that were in Executive’s possession.

Notwithstanding Executive’s confidentiality and non-disclosure obligations in this Agreement and otherwise, he understands that as provided by the Federal Defend Trade Secrets Act, he will not be held criminally or civilly liable under any federal or state trade-secret law for the disclosure of a trade secret made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.No Publicity. Executive agrees he will not publish or post any opinion, fact, or material on the internet, podcast, social media or other similar transmission, or make any communications relating to the business or affairs of the Company. Executive understands that nothing in this Agreement: (a) is intended in any way to restrict or limit the Executive’s rights set forth in this Agreement or to intimidate, coerce, deter, persuade, or compensate him with respect to providing, withholding, or restricting any communication whatsoever to the extent permitted by law; (b) shall prevent Executive from filing an administrative charge with the EEOC or participating in an investigation or proceeding by the EEOC or any other governmental agency, including but not limited to the Securities and Exchange Commission; or (c) shall prevent him from providing testimony or evidence if he is subpoenaed or ordered by a court or other governmental authority to do so (subsections (a)-(c), collectively “Protected Rights”). The Parties also acknowledge that this Agreement does not prohibit Executive from disclosing without first notifying Company, the underlying facts of any alleged discriminatory or unfair employment practice, including the existence and terms of this Agreement, to: immediate family members, religious advisors, medical or mental health providers, mental or behavioral health therapeutic support groups, legal counsel, financial advisors, tax preparers, a local, state or federal government agency, in response to a legal process or for all other purposes as required by law. The Parties also agree that the disclosure of the underlying facts of any alleged discriminatory or unfair employment practice as described in this paragraph does not constitute disparagement.
7.Non-Disparagement. Executive agrees that he will not make any public statement, written or verbal, in any forum or take any action in disparagement of the Company (“Disparaging Statements and Actions”). Executive understands that this paragraph is not intended to restrict or

Exhibit 10.1

limit in any way the Protected Rights set forth in this Agreement.  Likewise, Company shall direct current Executive Leadership Team members and the current Board of Directors not to engage in any Disparaging Statements and Actions that are false regarding Executive.
8.Restrictive Covenants. Executive agrees and acknowledges that he was employed as Chief Executive Officer of the Company and the terms of the Non-Compete  Agreement Executive signed on even date herewith continue in full force and effect following the termination of Executive’s employment.
9.No Advice Given. Executive acknowledges that Ball and the other Releasees have not provided Executive with legal, financial, tax, or other advice or information concerning the matters addressed in this Agreement. Executive understands that he is entitled to consult with an attorney or other outside advisors of his choice prior to signing this Agreement and is encouraged to do so. Executive also understands and agrees that he is not under any obligation to enter into this Agreement, and that Executive has entered into this Agreement freely and voluntarily.
10.No Wrongdoing. Executive understands and agrees that Ball and the other Releasees admit no wrongdoing or liability, and in fact, expressly deny any wrongdoing or liability, in connection with Executive’s employment relationship with Ball and the termination thereof.
11.Other Claims. Executive agrees not to file any suit, charge, or complaint against Releasees in any court or administrative agency with regard to any claim, demand, liability, or obligation arising out of Executive’s employment with Ball or the termination thereof. Executive further represents that Executive has not filed or joined in any lawsuits, claims, charges, actions, or complaints against Ball or any of the other Releasees arising out of or relating in any way to Executive’s employment with Ball, or the termination thereof, or any other matter released. Executive hereby waives any right Executive may have to become, or promise not to consent to become, a member of any class in a case in which claims are asserted against Ball or the Releasees that are related in any way to Executive’s employment with or separation from Ball, and that involve events which have occurred as of the date Executive signs this Agreement. Executive also waives any and all rights Executive may otherwise have to receive notice of any class or collective action. In the event that Executive is included or identified as a member, or potential member of a class in any proceeding, Executive agrees to (a) opt out of the class at the first opportunity afforded to Executive after learning of Executive’s inclusion, or (b) refrain from opting into or otherwise participating in a collective action. In this regard, Executive agrees that Executive will execute, without objection or delay, an “opt-out” form presented to Executive in connection with such proceeding. Finally, Executive hereby affirms that Executive has been fully and properly paid for all hours worked, commissions, bonuses, incentives, vacation, and other time-off benefits and any other forms of compensation; Executive has received all leave under the FMLA to which Executive may have been entitled; Executive is not aware of any facts or circumstances constituting a violation of the FMLA, the Fair Labor Standards Act (“FLSA”), or any state statute; and to the greatest extent permitted under applicable law, Executive hereby waives and releases any and all claims under the FMLA, FLSA, and state law. Executive agrees and acknowledges that the preceding information is factually accurate, and may be used as a sworn statement of fact in any proceeding between Executive and Ball or the Releasees.

Exhibit 10.1

12.Consideration Period.  Executive is hereby advised to consult with an attorney before signing this Release Agreement.  Executive understands he has 21 days from receipt of this Agreement within which to consider whether to sign it as it pertains to the release of claims under the Age Discrimination in Employment Act of 1967 (“ADEA Release”). Executive may choose to sign this Agreement (including the ADEA Release) before the expiration of the 21-day consideration period, and, if Executive chooses to do so, Executive understands that he does so voluntarily. Executive agrees that changes to this Agreement, whether material or immaterial, after Executive first receives it will not restart the consideration period.  Executive understands he has seven (7) days following his signature of this Agreement to revoke the ADEA Release; and the ADEA Release shall not become effective or enforceable until the revocation period of seven days has expired.  If Executive chooses to revoke the ADEA Release, he must do so by notifying the Company in writing within the applicable revocation period. This notification must be mailed either first class or certified mail to the Chief Legal Officer, Hannah Lim-Johnson at Ball Corporation’s Headquarters, 9200 W. 108th Circle, Westminster, CO 80021.
13.Notwithstanding any other provision or paragraph of this Agreement, Executive understands that by signing this Agreement he does not hereby waive any rights or claims: (a) for unemployment or workers’ compensation, (b) that arise after he signs and does not revoke this Agreement, (c) pertaining to vested benefits under any retirement plan governed by the Executive Retirement Income Security Act (ERISA), (d) for payments that may be due under the Agreement, (e) for which private waivers or releases are prohibited by applicable law, and (f) for indemnification under the Company’s bylaws or the bylaws of any Company subsidiary, or under statute or any insurance or other indemnification policies, including the Company’s Directors and Officers Liability Insurance policy, in respect of my service as an Executive of the Company. In addition, Executive understands that nothing in this Agreement shall be construed to prevent him from filing or participating in a charge of discrimination filed with the Equal Employment Opportunity Commission (the “EEOC”) or any similar state or local agency, or a charge with the National Labor Relations Board or any other governmental agency, but he hereby waives any rights to any relief of any kind should the EEOC or any other administrative agency pursue any claim on his behalf against any Releasees.  Executive further understands that this paragraph is not intended to restrict or limit in any way the Protected Rights set forth in this Agreement. However, by signing this Agreement, Executive waives the right to recover any monetary damages for any alleged injury (whether physical or emotional) personally suffered by him, individual relief, or attorneys’ fees from the Company or the Releasees in any claim, charge, or lawsuit filed by him or any other person or entity. If there is any claim for loss of consortium, or any other similar claim, arising out of or related to Executive’s employment or separation of employment with the Company, Executive agrees to indemnify and hold Releasees harmless from any liability, including costs and expenses (as well as reasonable attorneys’ fees) incurred by the Releasees as a result of any such claim. Executive acknowledges and represents that: (a) he received all compensation due to him as a result of services performed for the Company with receipt of his final paycheck; (b) Executive has reported to the Company any and all work-related injuries incurred by him during his employment by the Company; (c) Executive has not engaged in any act or omission in violation of the Company’s Code of Conduct (“COC”); (d) Executive is not aware of any act, failure to act, practice, policy, or activity that he believes may violate the COC; (e) no one has interfered with Executives ability to report to the Company any possible violations of the COC or any law; and (f) he has reported to the Company any actual or suspected COC violations.

Exhibit 10.1

14.Future Cooperation. Executive covenants and agrees that he shall, following the Date of Termination, to the extent reasonably requested by the Company, cooperate with and serve in any capacity requested by the Company in any investigation and/or threatened or pending litigation (now or in the future and including any arbitration or proceeding before any authority) in which the Company and any of its current or former officers, executives, employees, representatives or agents are a party, and regarding which he, by virtue of his employment or other engagement with the Company, has knowledge or information relevant to said matter, including, but not limited to (a) meeting with representatives of the Company to provide truthful information regarding his knowledge, (b) acting as the Company’s representative, (c) providing, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation, and (d) providing assistance with respect to any settlement discussion and/or proceedings before any administrative, regulatory, judicial, legislative or other body or agency, provided the Company reimburses Executive for reasonable expenses incurred in connection with such cooperation.
15.Applicable Law, Severability, and General Provisions. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to its conflict-of-law rules. Executive understands and agrees that if any one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, geography, activity, or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.
16.Entire Agreement. Executive is not relying on any other agreements or oral representations not addressed in this document. Any prior agreements between or directly involving Ball and Executive are superseded by this Agreement, including the Severance Benefits Agreement and the Change in Control Letter Agreement between the Company and Executive, dated April 4, 2022, except Executive’s obligations under agreements related to inventions, business ideas, confidentiality of corporate information, unfair competition, restrictive covenants, and arbitration, or other dispute resolution programs remain intact, including but not limited to the Executive Proprietary Information Agreement between Ball Corporation and Executive.
17.Written Modifications. Executive understands and agrees that the terms described in this Agreement may not be altered or modified other than in a writing signed by Executive and an authorized representative of Ball.

18.Effective Date. All of the obligations and requirements in this Agreement will be made effective on the execution date.

19.Successors and Assigns. This Agreement is personal to Executive and may not be assigned by Executive. This Agreement may be assigned by Ball to any successor to the business of Ball and shall inure to the benefit of and be binding upon such successors and assigns. All beverage and consumer packaging subsidiaries and affiliates of Ball Corporation shall and shall be deemed to be entitled to the benefit of all obligations and duties of Executive under this Agreement as if they had signed this Agreement.

Exhibit 10.1

18.Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions, or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall be in writing and signed by both parties, and shall not operate as a waiver of any other breach or default.
19.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment may only be made upon a “separation from service” under Section 409A. This Agreement may be amended without Executive’s consent to the extent necessary (including retroactively) by the Company in order to preserve compliance with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service, (x) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (y) the Company makes a good faith determination that an amount payable on account of such separation from service to Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon Executive’s death, if earlier).

SIGNATURES ON FOLLOWING PAGE

Exhibit 10.1

Executive has read and fully understands this Agreement. Executive voluntarily accepts and agrees to its terms.

SOLELY FOR PURPOSES OF ADEA RELEASE:

Daniel W. Fisher

/s/ Daniel W. Fisher

Date: November 19, 2025

ACCEPTED AND AGREED TO FOR ALL OTHER PURPOSES:

Daniel W. Fisher	Ball Corporation
/s/ Daniel W. Fisher	/s/ Stuart A. Taylor II
Date: November 19, 2025	Date: November 19, 2025
Title: Chairman